EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Littelfuse, Inc.:

We have issued our report dated March 1, 2016, with respect to the consolidated financial statements, schedules, and internal control over financial reporting of Littelfuse, Inc. included in the Annual Report on Form 10-K for the year ended January 2, 2016, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Chicago, Illinois

March 1, 2016